UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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☐	Soliciting material Pursuant to §240.14a-12

Norfolk Southern Corporation

(Name of Registrant as Specified in Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA ADVISORS, LLC

ANCORA ALTERNATIVES LLC

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA FAMILY WEALTH ADVISORS, LLC

THE ANCORA GROUP LLC

ANCORA HOLDINGS GROUP, LLC

ANCORA IMPACT FUND LP

ANCORA IMPACT FUND LP SERIES AA

ANCORA IMPACT FUND LP SERIES BB

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

INVERNESS HOLDINGS LLC

BETSY ATKINS

JAMES BARBER, JR.

WILLIAM CLYBURN, JR.

FREDERICK DISANTO

SAMEH FAHMY

JOHN KASICH

GILBERT LAMPHERE

ALLISON LANDRY

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
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Ancora Alternatives LLC (“Ancora Alternatives”), together with the other participants named herein, have filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of their slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern Corporation, a Virginia corporation (the “Company”). From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to such materials reproduced herein, recent articles or other materials. The materials disclosed herein may be posted to the Ancora Alternatives campaign website at www.movenscforward.com.

Item 1: From time to time, Ancora Alternatives and the other participants named herein may refer shareholders of the Company to such materials reproduced below.

Exhibit 1:

Exhibit 2:

MOVE NSC FORWARD

Vote the BLUE Proxy Card TODAY

THE BOARD'S CONTENTION	THE REALITY
The Shareholder Slate's plan is "not supported by the mathematical reality." (Cont.)	◦ Our proposed plan will result in storing the oldest and most unreliable engines, which will dramatically improve fuel efficiency. As of December 31, 2023, Norfolk Southern's average age for in-service locomotives is 28.5 years, which is 3.5 years greater than CSX's average age of 25 years.[18] ◦ Lastly, Norfolk Southern has ~15% fewer merchandise volumes and ~12% fewer gross ton miles than CSX. Also, Norfolk Southern has a lower gradient across its network relative to CSX. ◦ **The aforementioned factors combined should enable a best-in-class fuel efficiency opportunity at Norfolk Southern.** • **Reduced switching costs from network redesign**: Our data for merchandise switches comes directly from the annual R-1 filings and incorporates our adjustments to reflect out-of-route miles from Norfolk Southern operations intentionally directing cars to large, centralized hump yards (i.e., Bellevue and Macon) purely for blocking cars independent of points of origination or destination.[19] Our team was able to remove over 200 million out-of-route miles during the network redesign and subsequent PSR implementation phases at CSX.
The Shareholder Slate's "strategy would require thousands of job cuts, put the franchise at risk, and be detrimental to long-term shareholder value."	• Class I railroads have a normal attrition rate of 7% to 8% per year. ◦ The only headcount reduction anticipated in our detailed business plan is an assumed 3% attrition rate. • The incumbent directors' regard for the franchise rings hollow in light of their decision to give up Norfolk Southern's irreplaceable Meridian Speedway advantage to hire Canadian Pacific's Chief Transformation Officer. • Our strategy will restore service to competitive levels and use that competitive offering as a foundation to recover lost market share and deliver sustainable growth, with every 18-22 new carloads translating into a new job at the railroad. • Using conservative assumptions, our plan is forecast to deliver a $420 share price by month 36.

[18] NSC and CSX 2023 10-K filings.

www.MoveNSCForward.com

14

Exhibit 3:

Exhibit 4:

Exhibit 5:

Exhibit 6:

Activist investor Ancora ramps up pressure in Norfolk Southern board battle

MarketWatch

By James Rogers

April 22, 2024

The Norfolk Southern proxy fight is intensifying ahead of the company’s annual meeting on May 9

Activist investor Ancora Holdings Group has again urged Norfolk Southern Corp. shareholders to support its bid to take control of the railroad operator’s board.

In a Monday letter, Ancora urged shareholders to support its slate of seven nominees to Norfolk Southern’s 13-member board at the company’s annual meeting on May 9. Ancora holds a large equity stake in Norfolk Southern.

“Do you want Norfolk Southern to have leadership with the experience and judgment to properly implement Precision Scheduled Railroading (“PSR”), so the Company can finally achieve the service, safety and long-term value realized by every other publicly traded Class I rail?” Ancora said in the letter. “If the answer is ‘yes,’ this Annual Meeting represents your best opportunity to usher in the type of change that drove lasting turnarounds at rails such as Canadian Pacific and CSX.”

PSR focuses on the movement of individual train cars, rather than whole trains. A key railroad industry trend of recent years, PSR aims to boost efficiency by streamlining operations.

Ancora described its board nominees as “the right Slate at the right time” and “the right management at the right time” in the letter to shareholders. “The Shareholder Slate as a whole is greater than the sum of its parts,” it added. “It is uniquely positioned to add value right away and build consensus in an expeditious manner.”

Rather than an outright takeover, Ancora is looking to change who controls the company’s board. The seven Ancora nominees are independent of the investment group.

Norfolk Southern referred MarketWatch to a statement the company released Friday urging shareholders to vote for the railroad operator’s nominees to the board.

The railroad operator’s shares are up 0.3% on Monday morning. Norfolk Southern’s stock is up 2.4% in 2024, compared with the S&P 500 index’s SPX gain of 4.3%.

The proxy fight over Norfolk Southern is intensifying. Earlier this year, Ancora launched its bid to take control of the company’s board, which the railroad operator has urged its shareholders to reject. If elected, the new board members would seek to appoint Jim Barber, a former chief operating officer at United Parcel Service Inc., as CEO of Norfolk Ancora. “Nominee and CEO candidate Jim Barber, who previously served as UPS’ COO and ran its transportation networks, has a unique background as one of the country’s largest rail customers with vast knowledge of shippers’ needs,” Ancora said in Monday’s letter.

Last week, Ancora issued a presentation “on the urgent need for leadership, safety and strategy changes” at Norfolk Southern. In a presentation filed with the Securities and Exchange Commission Friday, Norfolk Southern slammed the “flawed assumptions” of Ancora’s “highly unrealistic near-term financial targets” for the company.

Last month Edgepoint Investment Group, which holds a $960 million stake in Norfolk Southern, said it is “fully supportive” of Ancora’s “meaningful dialogue” with Norfolk Southern. Ancora has also received the support of Norfolk Southern investor Neuberger Berman.

Earlier this month, Norfolk Southern said it has reached an agreement in principle to settle a class-action lawsuit brought after last year’s derailment of one of the company’s trains in East Palestine, Ohio.

Norfolk Southern, which reports first-quarter results on April 24, has said that its second-quarter revenue will be impacted by the collapse of the Francis Scott Key Bridge in Baltimore.

Item 2: On April 22, 2024, Ancora Alternatives published the following press release.

Ancora Sends Important Letter to Fellow Shareholders About Our Collective Opportunity to Transform and Turn Around Norfolk Southern

Highlights Opportunity to Install Trustworthy Leadership with Governance Acumen and the Operational Experience to Implement a PSR-Powered Scheduled Network that has Underpinned Superior Service, Safety and Value at Other Class I Rails

Outlines Shareholder Slate’s Commitment to Protecting Norfolk Southern’s Interests in the Meridian and Wylie Assets Following the Board’s Costly, Opaque Deal with CPKC to Hire a Third COO in 2.5 Years Amidst a Contest

Underscores the Risks Associated with Giving Incumbent Leadership More Time to Control the Company’s Governance and Run a Resilience Network Producing Worst-in-Class Results

Shares an Appendix with Facts-Based and Well-Sourced Responses to Incumbent Leadership’s Claims

CLEVELAND--(BUSINESS WIRE)--Ohio-based Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), which owns a large equity stake in Norfolk Southern Corporation (NYSE: NSC) (“Norfolk Southern” or the “Company”), today updated shareholders on its campaign to elect seven unaffiliated and qualified candidates (the “Shareholder Slate”) to the Company’s 13-member Board of Directors (the “Board”) at the Annual Meeting of Shareholders (the “Annual Meeting”) on May 9, 2024. Vote on the BLUE Proxy Card to elect the entire Shareholder Slate at the Annual Meeting.

***

Fellow Shareholder,

Ancora is a meaningful investor in Norfolk Southern. We’re asking you to elect seven new members to Norfolk Southern’s 13-person Board at the May 9th Annual Meeting. Given the scope of this ask, we committed at the outset of our campaign to provide you with the respect and transparency an owner deserves when considering a change to a majority of a board of directors. As our campaign enters its final weeks, we will fulfill this commitment by asking you to focus on substantive matters and ignore the fearmongering, spamming and eleventh-hour stunts that often seep into the last days of contested elections.

Rather than inundate you, we will continue to ask that you focus on one defining question when making your ultimate voting decision:

Do you want Norfolk Southern to have leadership with the experience and judgment to properly implement Precision Scheduled Railroading (“PSR”), so the Company can finally achieve the service, safety and long-term value realized by every other publicly traded Class I rail?

If the answer is “yes,” this Annual Meeting represents your best opportunity to usher in the type of change that drove lasting turnarounds at rails such as Canadian Pacific and CSX. Our position is supported by three points:

1.	The Right Slate at the Right Time

The Shareholder Slate as a whole is greater than the sum of its parts. It is uniquely positioned to add value right away and build consensus in an expeditious manner. Its attributes include:

•	Rail Industry and PSR Expertise – Nominees Sameh Fahmy and Gilbert Lamphere bring first-hand experience overseeing orderly PSR implementations and supporting turnarounds at Class I rails. Mr. Fahmy led a successful network redesign and subsequent transformation as EVP of PSR at Kansas City Southern from 2019 to 2021 and, prior to that, oversaw a rail transformation as a director of Rumo Logistica (RAIL3.SA) from early 2017 to early 2020. Mr. Lamphere hired industry legend Hunter Harrison, helped develop the concept of PSR and participated in value-enhancing network redesigns as a director of Canadian National, Illinois Central and CSX. Both individuals will also add decades of experience developing, reviewing and optimizing rail safety and service protocols.

•	Community, Government and Safety Expertise – Nominees William Clyburn, Jr., a former Surface Transportation Board Vice Chairman, and John Kasich, a long-serving U.S. congressman and two-term governor of Ohio, bring policy insight and public safety perspectives that only come from holding the right leadership positions in government. Mr. Clyburn also has direct experience advocating for shippers and leading a derailment response effort to support communities impacted by Norfolk Southern’s 2005 crash in Graniteville, South Carolina. Mr. Kasich also possesses the important viewpoints of an Ohioan, who has spent his life addressing underperformance within large institutions, and a record of championing bipartisan legislation that put billions of investment dollars into one of the country’s largest state transportation systems. As governor, Mr. Kasich also oversaw Ohio’s successful effort to become the first state to receive approval and certification from the Federal Transit Administration for its State Safety Oversight Program.[1]

•	Change Management and Finance Expertise – Nominee Betsy Atkins was a director during the historic change-in-control transition at Darden Restaurants, served as a director at Volvo during a period of increased technology integration within vehicles and is a current director of Atlas Air Cargo, which has operational and safety considerations similar to Norfolk Southern. Nominee Allison Landry covered Class I rails as a transportation sector equity analyst for 16 years and is now Vice Chair of XPO Logistics, which has undergone a value-enhancing transformation. Ms. Atkins and Ms. Landry also possess additive expertise in areas such as compensation program structuring, financial forecasting and performance measurement, and executive leadership transitions.

•	Shipper Relations and Human Capital Management Expertise – Nominee and CEO candidate Jim Barber, who previously served as UPS’ COO and ran its transportation networks, has a unique background as one of the country’s largest rail customers with vast knowledge of shippers’ needs. Mr. Barber, who began his career as a unionized driver, rose through the ranks of UPS to simultaneously lead reportable segments with 100,000+ employees, more than $25 billion in annual revenue and approximately $3.4 billion in annual EBIT. During his tenure, he also formed lasting and valuable relationships with unions while negotiating mutually beneficial labor agreements across North America and Europe.

The current Board, which is chaired by a long-serving member with a background as a movie theater chain CEO, recently impugned its credibility by calling the aforementioned individuals “inferior director nominees” who have “little board and safety experience.”2 The Board further compromised its integrity by saying in the same shareholder communication that the “East Palestine incident was not due to bad management or inattention to safety,” despite the directors knowing the National Transportation Safety Board concluded the derailment was “100% preventable” and that the Company’s people on the ground “lacked the scientific background” to recommend what has been deemed an unnecessary toxic burn.3 This same Board is now also telling you it has selected the right CEO, the right COO (albeit the Company’s third in two-and-a-half years) and the right strategy (even though the resilience model has delivered worst-in-class results and is an outlier among Class I rails). With all of this in mind, hopefully it’s clear that the only credible path to actually reducing risk and shifting to a proven strategy is to elect ALL SEVEN members of the Shareholder Slate, so its proposed management team and plan have support from a majority of the Board.

Please know we do not use the term “risk” lightly. Contemplate the risk associated with maintaining a Board that recently cut an exceedingly costly, opaque deal with competitor Canadian Pacific Kansas City Limited (“CPKC”) to hire a new COO in the middle of a contest. In addition to agreeing to pay $25 million in cash, the Board gave up Norfolk Southern’s right of first refusal on significant intermodal volume moving to/from the Wylie Intermodal Terminal and across the Meridian Speedway, resulting in the loss of an exclusive strategic advantage for the Company and the opening up of increased competition from the growing CPKC-CSX partnership. Importantly, the Board also withdrew multi-year opposition to the CPKC-CSX alliance that is strengthening the capabilities and offerings of the Company’s Eastern competitor. Although Norfolk Southern refuses to disclose its highly irregular agreement with CPKC, we fear it agreed not to exercise its expiring purchase option on the strategically important Wylie Intermodal Terminal. The Board, of course, can prove us wrong any time it wants, given that the window is open for the purchase option to be exercised. All of these recent concessions appear to have been made purely for self-preservation purposes, especially when considering that Norfolk Southern was still filing opposition papers with the Surface Transportation Board in the fourth quarter of last year. Moreover, despite the Board’s claims this month that the concessions are inconsequential, consider the Company’s previous position:

“The Meridian-Wylie Route represents a significant component of NS’s commercial and operational offerings to intermodal customers […] Preserving NS’s ability to meet its intermodal customers’ needs with competitive rates and services over that line is a primary focus for NS.”4

1 Letter from the Federal Transit Administration to the Honorable John Kasich, Governor of Ohio, on August 29, 2017.

2 Company press release entitled “Norfolk Southern presentation: We are creating a safer, more profitable railroad with long-term upside for shareholders,” dated April 18, 2024.

3 Public statements from National Transportation Safety Board Chair Jennifer L. Homendy.

4 Trains.com, “Norfolk Southern says CPKC merger threatens Meridian Speedway intermodal business,” March 2, 2022.

If the full Shareholder Slate is elected, it plans to have the Board protect the value of the Meridian Speedway assets for shareholders. This includes, but is not limited to, proposing that management exercise Norfolk Southern’s purchase option on the Wylie Intermodal Terminal and asserting the Company’s rights over any related trackage rights. Any undisclosed arrangements or verbal understandings as they relate to the acquisition of John Orr and related concessions will be challenged and defended for shareholders.

2.	The Right Management at the Right Time

The Shareholder Slate will work to appoint Mr. Barber as CEO and Jamie Boychuk, former CSX EVP of Operations, as COO. This will mark the first time in a generation that Norfolk Southern has a CEO with an operational background. Additionally, this will mark the first time in Norfolk Southern’s history that Norfolk Southern has a COO with experience leading a network redesign and related PSR implementation. You can learn more in the appendices to this letter about their applicable experience and the irrefutable data underpinning their accomplishments as transportation operators.

Those of you who have heard from Mr. Barber know that he is a no-nonsense operator who is focused on delivering greater value for all of Norfolk Southern’s stakeholders, including shareholders, customers, labor, regulators and communities. Mr. Barber knows what this will require based on his unique background as a major rail shipper and former Norfolk Southern customer during his days at UPS. He also has decades of experience negotiating lasting union agreements and maintaining the trust of regulators across the world. As you will continue to hear him say, delivering enhanced value for all stakeholders starts with providing safer and more reliable service. Improving Norfolk Southern’s worst-in-class Trip Plan Compliance, which currently stands at just 76.5% for the Merchandise vertical, is among his immediate priorities.5 The Company’s Manifest Trip Plan Compliance has dramatically lagged the Class I Average and the Surface Transportation Board’s 82% compliance target for years.6

It is important to note that Mr. Barber has publicly disclosed that he and Mr. Boychuk will seek an at-risk compensation model that is governed by tangible value creation rather than the arbitrary targets and discretionary milestones historically relied on at Norfolk Southern. In our view, the Board’s recent and reactionary tweaks to Norfolk Southern’s compensation model is far too little, far too late. Messrs. Barber and Boychuk have committed to forgoing the guaranteed cash compensation structure provided by the Board to the Company’s current CEO and COO. Their desire for the maximum amount of accountability further demonstrates that they are the right leaders to turn around Norfolk Southern.

3.	The Right Plan at the Right Time

The Shareholder Slate and its recommended management team will implement a PSR-powered Scheduled Network. The PSR implementation will begin after new leadership takes steps that include conducting a listening tour, redesigning the network on paper and sharing a transformation timeline and intended output summary with all stakeholders. This methodical approach, which differs from previous PSR implementations, has been informed by Mr. Barber’s understanding of shippers’ expectations and Mr. Boychuk’s work with Messrs. Fahmy and Lamphere to assess learnings from past situations.

Under the Shareholder Slate’s plan, Norfolk Southern will spend approximately 24 months evolving from a marketing-led railroad to an operationally-led railroad by reducing assets, clearing up congestion and cutting down on excessive touch points. The outputs of this phase are expected to include improved service (reflected in a much higher Trip Plan Compliance rate), greater efficiency (reflected in a much lower Operating Ratio) and sustained safety (reflected in declines in severe derailments and the number of required reported accidents relative to total network activity). The third year of the plan will be focused on leveraging operational improvements and service enhancements to increase Norfolk Southern’s wallet share and target top-line growth, with a specific focus on the high-margin Merchandise vertical.

Despite Norfolk Southern’s recent hire of an executive who ran inherited PSR systems at Canadian National and CPKC, it is important to stress that the Board has confirmed its preferred strategy is unchanged.7 The Board wants to maintain Norfolk Southern’s existing network to run a resilience-focused model that deprioritizes scheduling principles and prioritizes having excess assets available in the event of unforeseen spikes in volume. The Board seems to maintain the unfounded belief that Norfolk Southern’s poor Trip Plan Compliance will not obstruct it from being a partner of choice if there is an unexpected freight boom. While shareholders wait, Norfolk Southern’s excess assets, bottle-necked network and unproven operating model remain structurally incompatible with true PSR. With all of this said, you do not need to rely on our word. Please review Appendix A to see what institutional investors and respected financial analysts are saying about the Shareholder Slate and its proposed management and strategy.

5 Company filings with the Surface Transportation Board (76.5% represents the year-to-date average through April 12, 2024).

6 Company and Class I railroad filings with the Surface Transportation Board.

7 Company press release entitled “Norfolk Southern presentation: We are creating a safer, more profitable railroad with long-term upside for shareholders,” dated April 18, 2024.

In Closing

We appreciate your willingness to consider what the Shareholder Slate has to offer. To the extent you would like to review responses to the Board’s recent claims and representations, they are included in Appendix B. You can also evaluate all aspects of the Shareholder Slate’s analysis and strategy by viewing the 193-page presentation available at www.MoveNSCForward.com.

This is a once-in-a-generation opportunity for us, Norfolk Southern’s owners, to put in place the right slate of directors, the right management team and the right strategy – all at the right time. This is the best way to turn the page on a dark chapter and move Norfolk Southern forward.

Sincerely,

Frederick D. DiSanto Chairman and Chief Executive Officer Ancora Holdings Group LLC	James Chadwick President Ancora Alternatives LLC

APPENDIX A – SHAREHOLDER SLATE’S SUPPORT FROM INVESTORS AND ANALYSTS

A Sampling of Support from the Financial Community

“We believe the status quo at NSC will lead to continued underperformance of the railroad. We also believe that Board refreshment and Jim Barber's and Jamie Boychuk's leadership are essential for enhancing safety and for ensuring outstanding long-term achievements for the benefit of all NSC's shareholders and other stakeholders.”

- EdgePoint Investment Group

“[W]e believe a change in management and refreshment of the board at NSC are warranted and could stimulate improved operations and thus equity performance. For these reasons, we intend to support the election of dissident nominees Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Sameh Fahmy, John Kasich, Gilbert Lamphere, and Allison Landry.”

- Neuberger Berman

“Important from yesterday’s town hall was commentary that PSR implementation is going to be slower than what we saw at CSX given in our view changes to the regulatory environment and the proposed management team’s focus on the customer […] Overall, we view this plan as contrasting heavily against Norfolk’s Resilience Model and expect headcount reduction can be achieved on the back of attrition, in addition to head office cuts.”

- RBC Capital Markets note issued on April 19th

“NSC's activist campaign appears to have unanimous support from institutional investors.”

- Deutsche Bank Research note issued on April 15th

“We see value in potential management change with Jim Barber as CEO and Jamie Boychuk as COO as proposed by the activist investor Ancora, especially given the historical margin underperformance of Norfolk Southern.”

- Barclays Equity Research note issued on March 25th

APPENDIX B – SHAREHOLDER SLATE’S RESPONSES TO THE BOARD’S RECENT CONTENTIONS

The Case for Significant Change in the Boardroom

The Board’s Contention	The Reality
Norfolk Southern has delivered strong long-term returns for shareholders.

•      From the announcement of Alan Shaw as the next CEO through the start of our campaign, Norfolk Southern delivered negative shareholder returns and underperformed the Class I Railroad Median by 15.1%.

•       Over the course of one year, three years and since the Company’s 2022 Investor Day (ending with the start of our campaign), Norfolk Southern has delivered negative shareholder returns and underperformed the Class I Railroad Median.

•       Over every relevant long-term horizon, Norfolk Southern has consistently underperformed its Eastern competitor and the Class I Average in terms of revenue, EBIT and EPS growth and Operating Ratio.

•       Norfolk Southern touts a cherrypicked five-year shareholder return metric with start and end dates disconnected from the Board’s relevant decision points.

o    Mr. Shaw and Chair Amy Miles were not even in their leadership roles for more than 80% of this five-year period.

“Norfolk Southern's board is an agent of change, advancing shareholders' interests.”

•       Since the Board announced its intended promotion of Mr. Shaw to CEO, Norfolk Southern has only changed for the worse and shareholders have only suffered, as evidenced by an objective review of data:

o    Negative shareholder returns

o    Share price underperformance vs. all Class I peers

o    Six straight quarters of missing analysts’ consensus EBIT

o    Declines in carload volumes that outpace all Class I peers

o    Worst-in-class Operating Ratio

o    Worst-in-class Trip Plan Compliance (a.k.a. on-time delivery)

o    Increased congestion within its network due to excess assets

o    A preventable derailment that has cost $1.6 billion so far

o    To date, 2024 has had four more headline-grabbing accidents

o    Three COOs in two-and-a-half years

o    Three VPs of Transportation in two-and-a-half years

•       Despite reportedly conveying that it has support from unidentified passive investors, the Board has yet to receive any public support from an institutional shareholder.

•       A recent note released by Deutsche Bank Research following one-on-one meetings with 90 investors in the freight and logistics space stated that “we have yet to find one investor that is planning to vote in favor of the current management, which reflects long-run frustration with NSC's operating track record.”

“We expect to realize an operating ratio of 60% or lower in three to four years, assuming a market recovery and associated revenue growth in line with previous freight cycles.”

•      A recent under-the-radar change in Norfolk Southern’s Operating Ratio forecast suggests Q2 2024 results are now worse than what was communicated just a week earlier.

o    Norfolk Southern issued a presentation with a projected first-half Operating Ratio of 66%-67% on April 10, and then the Company issued a revised presentation with a projected first-half Operating Ratio of 67%-68% on April 18.

o    This change was made without any call-out or explanation.

•       If the Board cannot oversee accurate and effectively disclosed Operating Ratio guidance related to the current reporting period, shareholders are unable to trust its Operating Ratio guidance for the years ahead.

•       For more details, view “Another Instance of Impugned Credibility for Alan Shaw and His Board: A New OR Target.”

The Board has a “steadfast commitment to bringing in fresh ideas and diverse perspectives.”

•      When Board members heard the Shareholder Slate’s ideas about adopting a PSR strategy, as has been done by every other publicly traded Class I rail, they unanimously backed Mr. Shaw’s resilience-focused strategy.[8]

•       When Ancora offered Board members a chance to speak with Jim Barber and Jamie Boychuk about their experience and proposed strategy, they declined.

•       When the Board decided to bring in John Orr as COO in the middle of this contest, it cut a costly and poorly disclosed deal with a competitor to hire an individual that previously worked under director Claude Mongeau (who just weeks earlier told us Paul Duncan was the right COO).

o    Mr. Shaw and the Board seem to believe this hire is worth $25 million plus (i.) giving up right of first refusal on traffic coming from the Meridian Speedway & Terminal, (ii.) not committing to exercise the purchase right on the Wylie Intermodal Terminal and (iii.) dropping opposition to the CPKC and CSX alliance.

o      In a note that mentioned CPKC and its CEO “look great on this trade,” Susquehanna Financial Group observed that Norfolk Southern’s reactionary hire of Mr. Orr “comes at a high near-term cost and very high potential long-term cost to the company for an operational leader that could prove short-lived beyond May 9's shareholder meeting when the Ancora proxy fight comes to a head.”

8 Company press release entitled “Norfolk Southern files preliminary proxy statement, recommends shareholders vote for its director nominees,” dated February 26, 2024.

The Shareholder Slate’s strategy has generated “concern among key constituents.”

•      Ancora has publicly disclosed its misgivings about Norfolk Southern using shareholders’ resources to manufacture concern from non-financial stakeholders, as can be seen in filings with the U.S. Securities and Exchange Commission, which can be accessed at www.sec.gov.

•      Ancora publicly disclosed on February 22nd that it was aware that the Company’s private jets had been heading to Washington, D.C. with great frequency following the submission of a private nomination notice in November of 2023. According to publicly available lobbying disclosures, the Company has been represented by 41 lobbyists, who are tasked with engaging governmental bodies that include the Department of Transportation, Surface Transportation Board and Federal Railroad Administration.[9] Nearly 80% of these lobbyists are considered ‘revolvers,’ meaning they previously worked at the very government entities they are now talking to on behalf of Mr. Shaw and Norfolk Southern.[10]

•      Norfolk Southern’s select union support, which parrots the Company’s talking points, is coming from the same sources management secured letters from when it sought to block an unsolicited acquisition offer in 2016.[11]

o    The Company appears to want shareholders to think that rail workers may strike, even though there is a long-term labor agreement in place (that the Shareholder Slate intends to honor in full) and strikes at individual companies are prohibited.

•       It appears that Norfolk Southern’s publicly supportive “influencers” in academia and at rail sector trade publications receive sponsorship fees and/or economic consideration from the Company and/or its advisors.

o    Norfolk Southern appears to have previously sponsored content at the trade publications that have most aggressively attacked Ancora and supported Mr. Shaw.[12]

•       Norfolk Southern’s recent receipt of support from CPKC’s officers and directors stems from the rails’ economic agreement over Mr. Orr, including cash and strategic consideration going to CPKC.

9 www.OpenSecrets.org.

10 www.OpenSecrets.org.

11 Public communications from Transportation Trades Department, AFL-CIO on February, 21, 2016 and March 8, 2024.

12 Based on a review of conference and content programs, Norfolk Southern is a financial sponsor of Railway Age, which has recently run pro-Company material that includes “Norfolk Southern’s Alan Shaw and John Orr: Rail Group on Air Podcast” (April 16, 2024), "Shipper Survey Indicates ‘Significant Concern’ Over NS Takeover Attempt" (April 7, 2024) and "NS: ‘Committed to Enhancing Safety, Aligning Management With Shareholder Interests’" (March 4, 2024). Norfolk Southern, when promoting Railway Age material, has not disclosed its financial ties and its listed sponsorship of an upcoming publication event.

The Case for Changes in Management

The Board’s Contention	The Reality
“The Board appointed Alan Shaw as CEO because the depth and breadth of his experience would best position us to leverage PSR…”

•       Mr. Shaw’s experience has nothing to do with PSR or related network strategies, as evidenced by his prior roles at Norfolk Southern:

o    Chief Marketing Officer, 2015-2021

o    Vice President of Intermodal Operations, 2013-2015

o    Group Vice President, Chemicals 2009-2013

o    Group Vice President, Coal 2008-2009

o    Director of Coal Transportation Services, 2002-2008

o    Various finance, coal and marketing positions, 1999-2002

o    Cost Systems Analyst, 1994-1999

•       Based on Norfolk Southern’s worst-in-class results in recent years, there is no evidence to support the claim that Mr. Shaw best positions the Company to integrate PSR.

•       In fact, Mr. Shaw actually reversed prior improvements generated from Norfolk Southern’s attempt at PSR over 2019-2021 by implementing his TOP|SPG strategy in 2022. Since its implementation, Norfolk Southern’s Operating Ratio has deteriorated from the low-60s to 69.9% in 1Q24.

•      The fact is that, when evaluating CEOs in 2021, the Board fell back on a tradition of promoting long-serving insiders rather than elevating former COO Cindy Sanborn or installing a qualified external candidate.

o    Jim Vena, a highly regarded operator who is now Union Pacific’s CEO, was not even interviewed even though he was available at the time.

Jim Barber “has no experience in the railroad industry or with rail operations and is not qualified to be Norfolk Southern’s chief executive.”

•       Mr. Barber has the support of several institutional investors and is eminently qualified to be Norfolk Southern’s CEO:

o    As COO of UPS, which has a more than $100 billion market capitalization, Mr. Barber had direct P&L responsibility for business segments with more personnel, revenue, assets and earnings than Norfolk Southern.

o    At UPS, Mr. Barber led transportation networks that used rail to ship packages with higher on-time delivery rates than Norfolk Southern currently achieves.

o    The principles of the UPS scheduled network, which integrates rail, are directly analogous to PSR.

o    As a member of the Shareholder Slate, Mr. Barber played a pivotal role in recruiting Mr. Boychuk, a respected railroader and PSR expert, as COO candidate.

The Board states that “PSR expert John Orr, our new COO, will accelerate the execution of our balanced strategy.”

•      In order to even have a chance of catching up to competitors’ superior operating efficiency, Norfolk Southern’s network must be redesigned for balance, fluidity and right sizing the assets to match the volume.

•      Shareholder nominee Sameh Fahmy hired Mr. Orr as a consultant at Kansas City Southern because Mr. Orr is a yard operations expert.

o    Mr. Orr’s first step as NSC COO was to reclassify two hump yards.

o    Despite the Company’s claims to the contrary, Kansas City Southern’s Mexico operations deteriorated significantly under Mr. Orr’s watch (and after Mr. Fahmy’s departure), as can be seen in equity research notes and publicly available data.

•       Mr. Orr has no experience with network redesign, and no executive or board member at Norfolk Southern has experience to guide him.

•       In previous instances at Canadian Pacific, CSX and Union Pacific, attempts to blend a non-PSR model with PSR led to separation with the COO and subsequent replacement of the CEO.

The Board says Jamie Boychuk “offers more downside for Norfolk Southern than upside” and that “his track record as an operator is not inspiring.”

•       The late Jim Foote, a legendary railroader and Hunter Harrison’s successor as CEO of CSX, said the following about Mr. Boychuk on April 4th:o    “Jamie was an exceptional partner to me for many years, especially when I promoted him to operations chief at CSX. He was a driving force behind our operational transformation into a top-performing rail, thanks in large part to him successfully implementing operational improvements that were critical to generating strong efficiencies. He is one of the best operators I’ve seen in the rail industry, and any Class I would be fortunate to have him as COO.”

•         As EVP of Operations at CSX, Mr. Boychuk led a variety of operational initiatives enabling CSX to outperform Norfolk Southern on every key railroading metric.

•       CSX, Norfolk Southern’s closest competitor and the only other Eastern Class I railroad, had a 120.3% total shareholder return (13.3% annualized return) during Mr. Boychuk’s tenure from April 2017 to August 2023.

o    50.6% of that total return is attributable to the period when Mr. Boychuk was COO.

•       Other past accomplishments, which Mr. Boychuk can help replicate at Norfolk Southern:

o    Industry-leading Federal Railroad Administration personal injury rate.

o    Hundreds of millions of dollars in savings from reduced train starts.

o    Redesigned CSX’s rail network to improve balance and fluidity, minimize touches and promote safety.

The Case for Changes in Strategy

The Board’s Contention	The Reality
Norfolk Southern’s “strategy is about being flexible, disciplined, and supported by the right resources.”

•      Running a strategy that prioritizes two conflicting principles – discipline and flexibility – has led to worst-in-class financial and operational performance before, during and after the East Palestine, Ohio derailment in February 2023.

•       The Shareholder Slate’s plan entails doing the hard work up front on a network redesign and subsequent PSR implementation so Norfolk Southern can leverage operational improvements to grow profitably over the long-term.

Norfolk Southern has done a “successful implementation of a modern version of precision scheduled railroading.”

•       No Class I railroad has ever done a successful PSR implementation without first redesigning its network.

•       Norfolk Southern has not committed to redesigning its network, nor does it have anyone within the organization who has led a redesign of a network.

•       As noted, the Shareholder Slate’s plan involves laying the right foundation for growing profitably by first redesigning the network and then proceeding to a well-communicated PSR implementation.

The Shareholder Slate’s plan is “not supported by the mathematical reality.”

•      As clearly noted in the April 15th investor presentation, our detailed business plan highlights $800 million in asset-related cost savings.[13] Our team thoughtfully and carefully developed our estimates with a degree of conservatism, leveraging our nominees and proposed management team’s expertise. The estimates we have provided are purposefully meant to match PSR implementations that they have completed in the past.

o     A resilience model has never been attempted in the Class I rail industry, and akin to its unprecedented nature, the asset expense-saving opportunities are equally unprecedented. Excluding the operating expenses associated with East Palestine, Norfolk Southern has operating expenses that are $1.1 billion greater than CSX on a rail-only basis. If our assumptions are so far off the mark, why has OR worsened every quarter under Alan Shaw’s TOP|SPG plan and why does a significant margin gap exist relative to peers?[14] To be explicitly clear, Norfolk Southern’s OR was ~780 bps worse than CSX’s rail-only OR in FY2023. In 1Q24, the OR differential ballooned to ~900 bps.

•      Locomotives: Given that Norfolk Southern does not disclose its in-service locomotive fleet like CSX, our team used its best judgment to estimate the number of in-service locomotives at ~3,200, which has been corroborated by multiple industry sources.[15] That said, if one believes the Company’s comments, Norfolk Southern has ~2,800 in-service locomotives compared to CSX’s 2,427. This would still imply Norfolk Southern has ~375 more locomotives than CSX. Regardless of the starting point, the opportunity still exists based on the following:

13 Move NSC Forward: The Case for Operationally Proficient Leaders and a PSR-Powered Scheduled Network, Slide 151 (April 15, 2024).

14 Move NSC Forward: The Case for Operationally Proficient Leaders and a PSR-Powered Scheduled Network, Slide 15 (April 15, 2024).

15 CSX 2023 10-K filing.

o     Our detailed business plan calls for the removal of 450 locomotives representing a decline of ~15%. As of December 31, 2023, the gross book value of locomotives at Norfolk Southern was ~19% greater than at CSX. From 2016 to 2023, CSX’s gross book value for locomotives decreased by $1.1 billion cumulatively. Over the same time period, NSC’s locomotive gross book value increased by $566 million. Independent of amortization schedules, CSX saw a substantial reduction in locomotive book value, while Norfolk Southern saw a substantial increase.

o     Our estimated savings and the percentage decline from removing 450 locomotives is directly in line with reductions seen during prior PSR implementations at CSX and KCS. CSX’s PSR implementation resulted in locomotives being reduced from ~4,000 to ~2,300. Under proposed director Mr. Fahmy, KCS removed >20% of its locomotives.

o     Norfolk Southern can also likely support having fewer engines than CSX (i.e., even lower than the 2,427), given Norfolk Southern is actually moving less merchandise volume and considerably lower gross ton miles than CSX. In FY 2023, Norfolk Southern completed 2.2 million merchandise carloads, which is ~15% less than CSX’s value of 2.6 million. In FY 2023, Norfolk Southern completed 336,100 GTMs, which is ~12% less than CSX’s GTMs of 381,300.[16] This point becomes especially true following our proposed network redesign.

o     Lastly, we will be taking the oldest, least reliable and highest failure locomotives out of the fleet, which are the most expensive to maintain. This will likely result in a disproportionately higher percentage in cost savings realized relative to the percentage of locomotives removed from the fleet.

•      Cars On-Line: Our cars on-line figures are taken directly from public data that is reported weekly by all the Class I rails.[17] Our detailed business plan calls for the removal of ~20% of cars on-line which is directly in line with reductions seen during prior PSR implementations, where the mix of car ownership was not a factor in achieving the reduction and savings from the removal of cars on-line.

o      We believe Norfolk Southern’s contention is quite simplistic considering there are multiple types of car categories including Company-owned, shipper owned, car hire from other Class I rails and TTX, and car leases. Improved car cycles from a complete network redesign and PSR implementation will undoubtedly reduce all car categories as demonstrated during the PSR implementations at both CSX and KCS.

16 Company filings.

17 Company filings and Wolfe Research Class I Rail Service Stats Summary.

o      For example, CSX was able to reduce the average weekly cars on-line by 43%, from 207,907 in FY16 to 117,668 in FY19. CSX owned 83,306 cars in FY 2016 and owned 69,479 cars in FY 2019. Despite this, CSX was able to cumulatively remove 90,239 cars on-line.

o     Ultimately, our team’s PSR implementation will significantly improve the efficiency of the network, and with increasing velocity and fluidity, we can move the same number of volumes with much fewer cars on-line because we are turning the assets more frequently and improving car cycle times. This will save customers money as their shipping volumes will require fewer cars to handle their inventory. This results in direct savings to customers’ bottom lines.

•      Reduction in gallons per kGTM: Our detailed business plan calls for fuel efficiency improvement of 15%. We do not expect to get to 15% improvement in fuel efficiency in 12 months, but rather expect it to occur over 18-24 months. These assumptions are supported by the following:

o     Historically, CN, CP, CSX and KCS saw 8-10% improvements in fuel efficiency in a short period of time as their PSR implementations progressed. Norfolk Southern director Mr. Mongeau would remember the significant fuel efficiency improvements that were achieved by our proposed director, Mr. Fahmy, when he was Senior VP at CN.

o     Our proposed plan will result in storing the oldest and most unreliable engines, which will dramatically improve fuel efficiency. As of December 31, 2023, Norfolk Southern’s average age for in-service locomotives is 28.5 years, which is 3.5 years greater than CSX’s average age of 25 years.[18]

o     Lastly, Norfolk Southern has ~15% fewer merchandise volumes and ~12% fewer gross ton miles than CSX. Also, Norfolk Southern has a lower gradient across its network relative to CSX.

o     The aforementioned factors combined should enable a best-in-class fuel efficiency opportunity at Norfolk Southern.

•      Reduced switching costs from network redesign: Our data for merchandise switches comes directly from the annual R-1 filings and incorporates our adjustments to reflect out-of-route miles from Norfolk Southern operations intentionally directing cars to large, centralized hump yards (i.e., Bellevue and Macon) purely for blocking cars independent of points of origination or destination.[19] Our team was able to remove over 200 million out-of-route miles during the network redesign and subsequent PSR implementation phases at CSX.

***

18 NSC and CSX 2023 10-K filings.

19 R-1 Data, https://www.stb.gov/reports-data/economic-data/annual-report-financial-data/.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. For more information about Ancora, please visit https://ancora.net.

Advisors

Cadwalader, Wickersham & Taft LLP is serving as legal advisor, with Longacre Square Partners LLC serving as communications and strategy advisor and D.F. King & Co., Inc. serving as proxy solicitor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “intends,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements relate to future events or future performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance or achievements or those of the industry to be materially different from those expressed or implied by any forward-looking statements. Norfolk Southern Corporation, a Virginia corporation (“Norfolk Southern”), has also identified additional risks relating to its business in its public filings with the Securities and Exchange Commission (the “SEC”). Ancora Alternatives LLC (“Ancora Alternatives”), and as applicable the other participants in the proxy solicitation, have based these forward-looking statements on current expectations, assumptions, estimates, beliefs, and projections. While Ancora Alternatives and the other participants, as applicable, believe these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond the participants’ control. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Ancora Alternatives or any of the other participants described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Ancora Alternatives that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Ancora Alternatives nor any participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Ancora Alternatives does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation are Ancora Catalyst Institutional, LP (“Ancora Catalyst Institutional”), Ancora Merlin Institutional, LP, (“Ancora Merlin Institutional”), Ancora Merlin, LP (“Ancora Merlin”), Ancora Catalyst, LP (“Ancora Catalyst”), Ancora Bellator Fund, LP (“Ancora Bellator”), Ancora Impact Fund LP Series AA (“Ancora Impact AA”) and Ancora Impact Fund LP Series BB (“Ancora Impact BB”) (each of which is a series fund within Ancora Impact Fund LP) (Ancora Catalyst Institutional, Ancora Merlin Institutional, Ancora Merlin, Ancora Catalyst, Ancora Bellator, Ancora Impact AA and Ancora Impact BB, collectively, the “Ancora Funds”), Ancora Advisors, LLC (“Ancora Advisors”), The Ancora Group LLC (“Ancora Group”), Ancora Family Wealth Advisors, LLC (“Ancora Family Wealth”), Inverness Holdings LLC (“Inverness Holdings”), Ancora Alternatives, Ancora Holdings Group, LLC (“Ancora Holdings”) and Frederick DiSanto (collectively, the “Ancora Parties”); and Betsy Atkins, James Barber, Jr., William Clyburn, Jr., Sameh Fahmy, John Kasich, Gilbert Lamphere and Allison Landry (the “Ancora Nominees” and, collectively with the Ancora Parties, the “Participants”).

Ancora Alternatives and the other Participants have filed a definitive proxy statement and accompanying BLUE proxy card (the “Definitive Proxy Statement”) with the SEC on March 26, 2024 to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders of Norfolk Southern.

IMPORTANT INFORMATION AND WHERE TO FIND IT

ANCORA ALTERNATIVES STRONGLY ADVISES ALL SHAREHOLDERS OF NORFOLK SOUTHERN TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH DEFINITIVE PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY ANCORA ALTERNATIVES AS THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV AND AT ANCORA ALTERNATIVE’S WEBSITE AT WWW.MOVENSCFORWARD.COM. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY’S SHAREHOLDERS. SHAREHOLDERS MAY ALSO DIRECT A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, D.F. KING & CO., INC., 48 WALL STREET, 22ND FLOOR, NEW YORK, NEW YORK 10005 (SHAREHOLDERS CAN CALL TOLL-FREE: +1 (866) 227-7300).

Information about the Participants and a description of their direct or indirect interests by security holdings or otherwise can be found in the Definitive Proxy Statement.

Contact

Longacre Square Partners
Greg Marose / Joe Germani, 646-386-0091
MoveNSCForward@longacresquare.com

D.F. King & Co., Inc.
Edward McCarthy
212-229-2634
MoveNSCForward@dfking.com